As Filed With the Securities and Exchange Commission on September 1, 2005
Registration No.  333-110898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDIAC SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0465681
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Main Street, Suite 700, Irvine, California 92614
(949) 797-3800
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Roderick de Greef
Executive Vice President and Chief Financial Officer
Cardiac Science, Inc.
1900 Main Street, Suite 700, Irvine, California 92614
(949) 797-3800
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Shivbir S. Grewal
Stradling Yocca Carlson & Rauth,
a Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 2003 (Registration No. 333-110898) (the “Registration Statement”) deregisters shares of the common stock of Cardiac Science, Inc. (the “Company”), par value $0.001 per share, that had been registered for sale by certain of the Company’s stockholders.

Pursuant to an Agreement and Plan of Merger, dated as of February 28, 2005, as amended June 23, 2005, by and among the Company, Quinton Cardiology Systems, Inc., CSQ Holding Company (“Holding Company”), Heart Acquisition Corporation (“Cardiac Merger Sub”) and Rhythm Acquisition Corporation, Cardiac Merger Sub merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Holding Company (the “Merger”). On September 1, 2005, the effective time of the Merger, all of the outstanding shares of common stock of the Company were converted into the right to receive 0.10 shares of Holding Company common stock and all outstanding options and warrants were adjusted by the conversion ratio and assumed by Holding Company. As a result, the Company has terminated all offerings of its common stock pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statement which remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 1st day of September, 2005.

CARDIAC SCIENCE, INC.

By:	/s/ Raymond W. Cohen

Raymond W. Cohen Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymond W. Cohen	Chairman of the Board and Chief Executive Officer	September 1, 2005
Raymond W. Cohen	(Principal Executive Officer)

*	President, Chief Operating Officer and Director	September 1, 2005
Howard Evers

/s/ Roderick de Greef	Executive Vice President and Chief Financial Officer	September 1, 2005
Roderick de Greef	(Principal Financial and Accounting Officer)

*	Director	September 1, 2005
Jeffrey F. O’Donnell, Sr.

*	Director	September 1, 2005
Bruce Barclay

*	Director	September 1, 2005
Peter Crosby

*	Director	September 1, 2005
Brian Dovey

*	Director	September 1, 2005
Ray E. Newton, III

*By:	/s/ Raymond W. Cohen

Raymond W. Cohen Attorney-in-Fact